Exhibit 1


                                EMEX CORPORATION


                                Secured Grid Note

$6,000,000                                                New York, New York
                                                          Date: October 17, 2001


     FOR VALUE RECEIVED, Emex Corporation, a Nevada corporation (the "Company") with its principal executive office at 115 East 57th Street, Suite 1540, New York, New York 10022 promises to pay to the order of Thorn Tree Resources LLC, a Delaware limited liability company ("Payee"), with its principal office at 888 Seventh Avenue, Suite 1608, New York, New York 10106, or its registered assigns, the principal amount of Six Million Dollars ($6,000,000) or so much thereof as shall be advanced by Payee to the Company and not repaid (the "Principal Amount"), together with interest, compounded monthly, on such Principal Amount, on December 31, 2002 (the "Maturity Date"). The Principal Amount and accrued interest is payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with
Section 2 hereof.

     Each payment by the Company pursuant to this note (this "Note") shall be made without set-off or counterclaim and in immediately available funds.

     The President of the Company will give notice to Payee of the Company's request that a loan be made to it hereunder before 11:00 a.m. (New York City time) at least two (2) business days prior to the date that the loan is requested to be made, by delivering a notice to Payee (a "Drawing Notice"), such notice to specify: (1) the amount in U.S. dollars; (2) the account to which the funds are to be paid; and (3) that no Event of Default has occurred and is continuing.

     This Note evidences loans made by Payee to the Company, from time to time, up to an aggregate principal amount of $6,000,000. The unpaid balance of this Note at any time shall be the total amount advanced by Payee to the Company, less the total amount of principal payments made hereon by the Company. The date and amount of each such loan and each payment on account of principal thereof may be endorsed by Payee on the grid attached to and made part of this Note, and when so endorsed shall represent evidence thereof binding upon the Company in the absence of manifest error. Any failure by Payee to so endorse shall in no way mitigate or discharge the obligation of the Company to repay any loans actually made.

     By making a request for a loan, the Company shall be deemed to be representing to Payee that all of the representations and warranties of the Company set forth in this Note are true and correct as of the date of such request as if made on and as of such date and shall also be deemed to be representing and warranting to Payee that on such date the Company is not in breach of any of its covenants to Payee set forth in this Note or in any other agreement, document or instruments between of the Company and Payee and no Event of Default has occurred and is continuing with respect to any obligations of the Company to Payee.



                                      - 1 -

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     The Company (i) waives presentment,  demand,  protest or notice of any kind in connection with this Note and (ii) agrees, in the event of an Event of Default (as defined below), to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

     This Note is secured by a General Security Agreement dated October 17, 2001 (the "Security Agreement") of the Company in favor of Payee covering certain collateral (the "Collateral"), all as more particularly described and provided therein, and is entitled to the benefits thereof. The Security Agreement, the Uniform Commercial Code financing statements in connection with the Security Agreement, and any and all other documents executed and delivered by the Company to Payee under which Payee is granted liens on assets of the Company are collectively referred to as the "Security Documents."

     The Principal Amount of this Note and any accrued interest hereon may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.

     1. Conversion Into Securities.

     A. The Holder may elect, in its sole discretion, to convert some or all of the outstanding Principal Amount and any accrued interest thereon into shares of the Company's common stock, $ .01 par value per share (the "Common Stock"), at a price equal to $7.00 per share of Common Stock (the "Conversion Price"). To the extent all or a portion of the Principal Amount is converted into securities of the Company pursuant to this Section 1, the Principal Amount of the Company's indebtedness under this Note shall accordingly be reduced, and such conversion shall constitute the full discharge of the Principal Amount so converted.

     B. Adjustments. The Conversion Price and the shares of Common Stock are subject to adjustment from time to time as follows:

          (i) Merger, Sale of Assets, etc. If at any time while any portion of the Principal Amount of this Note is outstanding there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other corporation or other entity, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Payee shall thereafter be entitled to receive upon conversion of some or all of the outstanding Principal Amount of this Note, the number of shares of stock or other securities or property that Payee would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the conversion had been completed immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 1. The foregoing provision of this Section 1(B)(i) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the



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     stock or  securities of any other  corporation  or other entity that are at the time receivable upon the conversion of some or all of the outstanding Principal Amount of this Note. If the per-share consideration payable to Payee for shares in connection with any such transaction is in a form other than cash or marketable securities, than such consideration must be equal to the fair market value of the Principal Amount converted as determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the conversion and the corresponding rights and interests of Payee after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of some or all of the outstanding Principal Amount of this Note.

          (ii) Reclassification, etc. If the Company, at any time while any portion of the Principal Amount of this Note remains outstanding, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes,
     Section 1 of this Note shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under Section 1 of this Note immediately prior to such reclassification or other change, and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 1.

          (iii) Split, Subdivision or Combination of Shares. If the Company, at any time while any portion of the Principal Amount of this Note remains outstanding, shall split, subdivide or combine the securities as to which conversion rights under Section 1 of this Note exist, into a different number of securities of the same class, the Conversion Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

          (iv) Adjustments for Dividends in Stock or other Securities or Property. If while any portion of the Principal Amount of this Note remains outstanding, the holders of the Common Stock (including, without limitation, holders of securities which may be converted into Common Stock) at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, Section 1 of this Note shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon conversion of some or all of the outstanding Principal Amount of this Note, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that Payee would hold on the date of such exercise had it been the holder of record of the shares of Common Stock receivable upon conversion of some or all of the outstanding Principal Amount of this Note on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 1, less the portion, if any, of such other or additional stock or other securities or property (other than cash) attributable to shares that were acquired by


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

     Payee through conversion of all or a portion of the Principal Amount pursuant hereto and disposed of prior to the record date of the dividend.

          (v) Adjustments for Issuances of Common Stock Below Conversion Price. In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Sections 1(B)(ii), 1(B)(iii) or 1(B)(iv), above, (ii) upon exercise of options granted to the Company's officers, directors and employees under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this subsection (v), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 10% of the Common Stock outstanding at the time of any issuance), (iii) upon exercise of options, warrants and convertible debentures outstanding as of the date hereof , or conversion of some or all of the outstanding Principal Amount of this Note, (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger or (v) issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to any other specific subsection of this Section 1 (without regard to subsection (viii) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the Conversion Price, then the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection (vii) below) for the issuance of such additional shares would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

          (vi) Adjustments for Issuances of Convertible Securities Below Conversion Price. In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subsection (vii) below) less than the Conversion Price, then the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection (vii) below) for such securities would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

          (vii)  Method  of   Computation.   For  purposes  of  any  computation
     respecting consideration received pursuant to subsections (v) and (vi) of this Section 1(B), the following shall apply:


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               (a) in the case of the  issuance  of shares  of Common  Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions,
          discounts  or  other   expenses   incurred  by  the  Company  for  any
          underwriting of the issue or otherwise in connection therewith;

               (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the current market price thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

               (c) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this subsection (vii)).

          (viii) Required Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in such price; provided, however, that any adjustments which by reason of this subsection (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this
     Section 1 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (ix) Adjustment of Number of Shares of Common Stock. Whenever the Conversion Price is adjusted pursuant to Section 1(B)(iii), 1(B)(v) and 1(B)(vi) above, the number of shares of Common Stock acquired upon conversion of some or all of the outstanding Principal Amount of this Note shall be adjusted by multiplying such number of shares of Common Stock by a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment and the denominator of which is the Conversion Price immediately after such adjustment.

          (x) Other Adjustments. In case any event shall occur as to which the other provisions of this Section 1 are not strictly applicable but as to which failure to make any adjustment would not fairly protect the exercise rights represented by this Section 1 in accordance with the essential intent and principles hereof then, in each such case, Payee may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which such firm shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the exercise rights represented herein. Upon receipt of such opinion, the Company will promptly mail a copy thereof to Payee and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company.



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     2. Computation of Interest.

     A. Base Interest Rate. Subject to Sections 2B and 2C below, the outstanding Principal Amount shall bear interest at the rate of the Prime Rate at J.P. Morgan Chase & Co. as of the date hereof (the "Prime Rate"), plus three (3%) percent per annum.

     B. Penalty Interest. From and after the occurrence of an Event of Default until the earlier of (i) the date upon which such Event of Default has ceased to exist or (ii) payment in full of the Principal Amount of this Note, the rate of interest applicable to the unpaid Principal Amount shall be adjusted to the Prime Rate plus five (5%) percent per annum, payable on demand; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2C below.

     C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is a resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is a resident.

     3.   Covenants of Company.

     A. Affirmative Covenants. The Company covenants and agrees that, so long as all or any portion of the Principal Amount of this Note shall be outstanding, it will perform the obligations set forth in this Section 3A:

          (i) Taxes and Levies. The Company (and each of its subsidiaries) will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

          (ii) Maintenance of Existence. The Company (and each of its subsidiaries) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable



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

     to the Company, except where the failure to comply would not have a material adverse effect on the Company;

          (iii) Maintenance of Property. The Company (and each of its subsidiaries) will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

          (iv) Insurance. The Company (and each of its subsidiaries) will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other public liability insurance and insurance as is usually carried by similar corporations;

          (v) Books and Records. The Company (and each of its subsidiaries) will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of Payee or its agents;

          (vi)  Notice  of  Certain  Events.   The  Company  (and  each  of  its
     subsidiaries) will give prompt written notice (with a description in reasonable detail) to Payee of:

               (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, could reasonably constitute an Event of Default;

               (b) the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to Payee in writing which has been instituted or, to the knowledge of the Company, is threatened, against the Company or any subsidiary or to which any of their respective properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to have a material adverse effect on the Company or any such subsidiary;

               (c) the occurrence of any other circumstance which has a reasonable likelihood of having a material adverse effect on the Company;

               (d) any material development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to Payee;

               (e) the taking of any corporate action intended to commence, negotiate or arrange for a public or private offering of the Company's debt or equity securities; and

               (f) the delivery of any notice effecting the acceleration of any indebtedness in excess of $50,000;



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          (vii)  Other  Obligations.  The  Company  will,  and will  cause  each subsidiary to, maintain all of its obligations in whatever manner incurred, including, but not limited to, obligations for borrowed money or for services or goods purchased, in a current status;

          (viii) Compliance with Laws. The Company will, and will cause each subsidiary to, comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders and maintain all licenses and permits necessary for the conduct of its business as currently conducted and contemplated to be conducted;

          (ix) Financial Information. The Company will deliver to Payee:

               (a) Within 90 days after the close of each fiscal year of the Company, copies of (1) the balance sheet of the Company as of the end of such fiscal year, (2) statements of income of the Company for such fiscal year, and (3) statements of cash flow and stockholders' equity of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous annual period, including notes thereto for the foregoing, all in reasonable detail, prepared in accordance with GAAP consistently followed throughout the periods involved and certified by a firm of independent certified public accountants selected by the Company and reasonably satisfactory to Payee, provided, however, alternatively, that the Company may satisfy the requirements of this Section 3.A(ix)(a) by delivering to Payee a copy of the Company's report on Form 10-K or 10-KSB for such fiscal year promptly after the filing of the same with the United States Securities and Exchange Commission (the "SEC");

               (b) Within 45 days after the close of each fiscal  quarter of the
          Company, copies of (1) the balance sheet of the Company as of the end of such fiscal quarter, (2) statements of income of the Company for such fiscal quarter, and (3) statements of cash flow of the Company for such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal quarter, for the year to date and for the comparable periods in the preceding year, all in reasonable detail, prepared in accordance with GAAP consistently followed throughout the periods involved and certified in writing by the principal financial officer of the Company as fairly presenting the financial position and results of operations of the Company for the fiscal quarter indicated, subject to year-end audit adjustment, provided, however, alternatively, that the Company may satisfy the requirements of this Section 3.A(ix)(b) by delivering to Payee a copy of the Company's report on Form 10-Q or 10-QSB for such fiscal quarter promptly after the filing of the same with the SEC; and

               (c) Promptly upon,  and in any event within 10 days after,  their becoming available, a copy of (1) all reports, proxy statements, financial statements and other materials delivered or sent by the Company to its directors and stockholders and (2) all management letters reviewing the Company's accounting and control procedures that the Company receives from its independent certified public accountants. If for any period the Company shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Company, then the financial statements delivered for such period pursuant to the foregoing clauses (i) and (ii) shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.




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          (x) Executive  Hiring.  The Company shall,  within 60 days of the date hereof, retain an executive recruiter for the purpose of hiring a Chief Executive Officer and Chief Financial Officer. The employment of such executives by the Company shall be subject to the prior written consent of Payee. After the hiring of a new Chief Executive Officer, the Company shall continue to employ Mr. Walter Tyler as the executive in charge of the Lands Division of the Company.

     B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3B:

          (i) Liquidation, Dissolution. The Company will not, and will not permit any of its subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, or purchase or otherwise acquire all or substantially all of the assets of any person or entity (or any division thereof), except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof);

          (ii) Sales of Assets. The Company will not, and will not permit any of its subsidiaries with respect to their assets and properties to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of:

               (a) capital goods which are obsolete or have no remaining useful life;

               (b) finished goods inventories;

          (iii) Redemptions. The Company will not purchase, redeem or retire or make any dividend or distribution on account of any outstanding equity and/or debt securities of the Company (or its subsidiaries) (other than (1) splitups or reclassifications of such capital stock into additional or other shares of capital stock and (2) dividends on Common Stock payable solely in Common Stock of two and one-half (2 1/2) percent per fiscal quarter until June 30, 2002);

          (iv) Indebtedness. Neither the Company nor any of its subsidiaries will hereafter create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness which is not expressly subordinate in all respects to this Note and any other promissory notes issued by the Company to Payee after the date hereof (the "Additional Notes"), except for:

               (a) indebtedness hereunder;

               (b) Additional Notes;

               (c) indebtedness secured by Liens permitted by clause (v)(a) of this Section 3B;

               (d) obligations in respect of capitalized leases entered into by the Company with an entity that is not an affiliate of the Company;

               (e) trade payables  incurred in the ordinary  course of business;
          and

               (f) indebtedness, the proceeds of which are concurrently used to prepay in full the outstanding Principal Amount of this Note and all unpaid and accrued interest thereon;

          (v) Negative Pledge. The Company will not, and will not permit its subsidiaries to, hereafter create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

               (a) Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

               (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

               (c) Liens of carriers, warehousemen, mechanics, materialman and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

               (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

               (e) judgment Liens in existence less than 30 days after notice of the entry thereof is forwarded to the Company or with respect to which execution has been stayed;

               (f) ground leases in respect of real property on which facilities owned or leased by the Company or any of its subsidiaries are located;

               (g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its subsidiaries taken as a whole;

               (h) any interest or title of a lessor secured by a lessor's interest under any lease of real property on which facilities owned or leased by the Company or any of its subsidiaries are located;

               (i) Liens securing the indebtedness evidenced by this Note and the Additional Notes;

               (j) Existing mortgages as of the date hereof on gas and oil properties of the Company in Utah and Wyoming securing borrowings from American National Bank and extensions and renewals of such mortgages which do not increase the principal amount thereof;

          (vi) Investments. The Company will not, and will not permit any of its subsidiaries to, purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000, provided, however, that this Section 3.B(vi) shall not be deemed to prohibit the creation by the Company of one or more at least 80 percent owned subsidiaries for the purpose of holding, exploring or developing mineral properties;

          (vii) Transactions with Affiliates. The Company will not, and will not permit any of its subsidiaries to, enter into any transaction (excluding this Note, the Additional Notes and the Security Documents), including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any person or entity affiliated with the Company or any of its subsidiaries (including officers, directors and shareholders owning five (5%) percent or more of the Company's outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company and, where the transaction is valued in excess of $50,000, with the prior written consent of Payee;

          (viii) Issuance of Securities. Except (1) as expressly allowed pursuant to this Note, and (2) for the issuance of options (and the shares of Common Stock underlying such options upon exercise) approved by the board of directors of the Company prior to the date hereof, the Company will not, and will not permit its subsidiaries to, without the prior written consent of Payee, issue any securities of the Company;

          (ix) Additional Negative Covenants. Without the prior written consent of Payee, neither the Company nor any of its subsidiaries shall:

               (a) amend or extend the Option Agreement, effective as of May 27, between Doyon Limited and North Star Exploration, Inc.;

               (b) commit any new material expenditures in excess of $100,000;

               (c) settle any material litigation against the Company, including the stockholders' class action suits currently pending against the Company; and

               (d) hire any new executive officers of the Company.

     4.   Events of Default.

     If any of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation by law or otherwise) (each, an "Event of Default"):

          (i) Non-Payment of Obligations. The Company fails to make any payment of the principal of this Note within five (5) business days after the same shall become due and payable (whether by acceleration or otherwise) or shall fail to pay accrued interest on this Note within five (5) business days of when the same shall become due and payable (whether by acceleration or otherwise);

          (ii) Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 3A and fail to cure such default within five (5) business days after notice from Payee;

          (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3B and fail to cure such default within five (5) business days after notice from Payee;

          (iv)  Bankruptcy,   Insolvency,  etc.  The  Company  (or  any  of  its
     subsidiaries) shall:

               (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due (provided, that financial statement book value shall not be considered in determining insolvency for the purposes of this Section 4(iv)(a));

               (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

               (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

               (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief, provided no default shall be deemed to have occurred if the Company acts to procure the dismissal or discontinuance of any such case or proceeding within thirty (30) days after its commencement; or

               (e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing;

          (v) Cross-Acceleration. Any indebtedness for borrowed money of the Company or any subsidiary in an aggregate principal amount exceeding $250,000 (1) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (2) shall not be paid as and when the same becomes due and payable, including any applicable grace period;

          (vi) Judgments. A judgment which, with other such outstanding judgments against the Company and its subsidiaries (in each case to the extent not covered by insurance), exceeds an aggregate of $500,000, shall be rendered against the Company or any subsidiary and, within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged;

          (vii) Other Breaches, Defaults. The Company shall materially default and/or be in material breach of any term and/or provision in this Note, the Additional Notes, the Security Documents, the Warrants to purchase Common Stock issued to Payee on the date hereof, the Warrant Agreement relating thereto, or any representation and/or warranty made by the Company to Payee, and the Company shall fail to cure such default or breach within ten
     (10) business days after notice from Payee;

          (viii) Security Documents/ Agreements with other Creditors. Any Security Document shall cease to create a valid and perfected Lien (subject to Permitted Liens) (as defined in the Security Documents) in and to any material Collateral (as defined in the Security Documents), the Security Documents or any subordination or intercreditor agreement executed by another creditor of the Company for the benefit of Payee shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the party thereto, or the party thereto shall deny it has any further liability or obligation under such document, or the party thereto shall fail to perform any of its obligations under such document;

     then, and in any such Event of Default, Payee may, by notice to the Company, take any or all of the following actions, without prejudice to the rights of Payee to enforce its claims against the Company: (1) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) proceed to enforce or cause to be enforced any remedies provided under any of the Security Documents, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 4(iv) then (without prejudice to the rights and remedies specified in clause (3) above) automatically, without notice, demand or any other act by Payee, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon Payee is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise.

     5. Representations and Warranties. To induce Payee to make loans to the Company, the Company represents, warrants and covenants to Payee that:

          (i) the Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to make, deliver and perform this Note;

          (ii) the execution, delivery and performance by the Company of this Note have been duly authorized by all necessary corporate action and do not and will not violate or conflict with its charter or by-laws or any law, rule, regulation or order binding on the Company;

          (iii) this Note has been fully executed by an authorized officer of the Company and constitutes a legal, valid, binding and enforceable obligation of the Company;

          (iv) no authorization, consent, approval, license, exemption of or filing or registration with, any court or government or governmental agency is or will be necessary to the valid execution, delivery or performance by the Company of this Note; and

          (v) other than the stockholder class actions currently pending against the Company, there are no pending or threatened actions, suits or proceedings against or affecting the Company by or before any court, commission, bureau or other governmental agency or instrumentality, which, individually or in the aggregate, if determined adversely to the Company, would have a material adverse effect on the business, properties, operations, or condition, financial or otherwise, of the Company.

     6.   Amendments and Waivers.

     A. Waivers, Amendments, etc. (i) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and Payee.

          (ii) No failure or delay on the part of Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          (iii) To the extent that the Company makes a payment or payments to Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          (iv) After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to Payee a copy thereof.

     7.   Miscellaneous.

     A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or Payee shall bind and inure to the benefit of its successors and permitted assigns of the Company and Payee, respectively.

     B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York and the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Note or any transaction contemplated hereby.

     C. Waiver of Jury Trial. PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE'S PURCHASING THIS NOTE.

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.


                                                EMEX CORPORATION



                                                By:_____________________________
                                                    Name:
                                                    Title:

                         LOANS AND PAYMENTS OF PRINCIPAL

                         Amount        Amount of    Balance of
                         of Loan       Principal    Unpaid
Date         Loan No.    ($)           Paid ($)     Principal ($)     Notation
----         --------    -------       ---------    -------------     --------

7/5/01           1        75,000.00         0          75,000.00

7/6/01           2        43,850.00         0         118,850.00

7/19/01          3       113,189.00         0         232,039.00

7/20/01          4       321,345.00         0         553,384.00

7/27/01          5        15,000.00         0         568,384.00

8/3/01           6       499,240.35         0       1,067,624.35

8/10/01          7       325,928.15         0       1,393,552.50

8/16/01          8        43,116.00         0       1,436,668.50

8/16/01          9     1,147,757.00         0       2,584,425.50

8/24/01         10        73,591.97         0       2,658,017.47

8/31/01         11       116,400.00         0       2,774,417.47

9/7/01          12        79,321.10         0       2,853,738.57



                                     - 18 -